Exhibit 99.1

Contact:	For Release:
Brad Cohen	Jan. 26, 2011
Public Relations	1:05 p.m. PST
Quantum Corp.
(408) 944-4044
brad.cohen@quantum.com

Christi Lee
Investor Relations
Quantum Corp.
(408) 944-4450
ir@quantum.com

QUANTUM CORPORATION REPORTS FISCAL THIRD QUARTER RESULTS

Highlights:

  Total revenue of $176 million – up $9 million from prior quarter, including a $6 million increase in branded revenue
  Fifth consecutive quarter of year-over-year branded revenue growth
  Record level of branded disk systems and software revenue – up 26 percent year-over-year
  GAAP earnings per share of 3 cents and non-GAAP earnings per share of 7 cents
  $18 million in cash generated from operations
SAN JOSE, Calif., Jan. 26, 2011 – Quantum Corp. (NYSE:QTM), the leading global specialist in backup, recovery and archive, today reported results for the third quarter of fiscal 2011 (FQ3’11), ended Dec. 31, 2010. Revenue for the quarter totaled $176 million which, primarily due to expected reductions in OEM revenue, was down from $182 million for the same period last year (FQ3’10). However, total revenue was up $9 million sequentially. In addition, branded revenue, which represented 78 percent of total non-royalty revenue for the quarter, grew 2 percent year-over-year and 5 percent sequentially. Branded disk systems and software revenue also continued to grow, increasing 26 percent from FQ3’10 and 2 percent over the prior quarter.

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Quantum’s GAAP gross margin rate was 42.9 percent for FQ3’11, up from 41.1 percent a year earlier, while the non-GAAP gross margin rate increased to 44.6 percent from 44.4 percent. GAAP operating income was $11 million, the same level as in FQ3’10, and non-GAAP operating income decreased to $20 million from $23 million the previous year.

For FQ3’11, GAAP net income was $6 million, or 3 cents per diluted share, compared to GAAP net income of $5 million, or 2 cents per diluted share, in FQ3’10. Non-GAAP net income for the quarter was $16 million, or 7 cents per diluted share, the same as in the comparable quarter last year.

“Although we were driving to a higher overall revenue target for the quarter, we made progress on a number of initiatives designed to increase channel traction and grow our branded business that demonstrate we are on the right track,” said Rick Belluzzo, chairman and CEO of Quantum. “We grew branded revenue year-over-year for the fifth consecutive quarter. We had record branded disk systems and software sales, with our midrange DXi® product revenue nearly tripling year-over-year and more than doubling sequentially. We generated our highest level of StorNext® quarterly revenue to date, with a record 22 percent of sales from new customers. And we further extended our tape leadership, adding 170 new enterprise and midrange automation customers.

“When you combine this momentum with the enhancements we continue to make across our product portfolio, most notably the new DXi 2.0 software platform we are also announcing today, we are well-positioned to deliver revenue growth and increased profits as the storage market continues to evolve,” Belluzzo added.

Quantum ended FQ3’11 with $93 million in total cash and cash equivalents and $280 million in total debt. The company generated $18 million in cash from operations and refinanced its subordinated term debt with subordinated convertible debt at a significantly lower interest rate expected to save Quantum approximately $10 million annually in interest expense. In addition, Moody’s Investor Service recently upgraded Quantum’s credit rating.

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Outlook
For the fourth quarter of fiscal 2011, Quantum said it expects:

  Revenue of $165 million to $175 million.
  GAAP and non-GAAP gross margin rates similar to those in FQ3’11.
  GAAP operating expenses of $65 million to $67 million and non-GAAP operating expenses of $59 million to $61 million.
  Interest expense of $3 million and taxes of $1 million.
  GAAP earnings per diluted share of 1-2 cents and non-GAAP earnings per diluted share of 4-5 cents.
Business Highlights
Key business highlights for the December quarter include the following:

  Quantum began shipping the DXi8500, its new enterprise backup and deduplication solution designed to anchor a multi-tier, enterprise-wide data protection and disaster recovery strategy. The product has been well-received by both new and existing DXi customers. Among those purchasing DXi8500 systems during the quarter were a network of Texas community hospitals, an energy conglomerate in Asia and a large U.S. public university.
  Quantum had a record number of new midrange DXi customers for the quarter. This reflected the increasing adoption of the DXi6500 and DXi6700 appliances, including by a Big Four accounting firm, a leading North American telecommunications provider, a major U.S. specialty retailer and a European mobile phone company. Growing traction with independent channel partners also helped drive the significant growth in midrange DXi sales. In North America alone, there was a 30 percent sequential increase in the number of channel partners selling these products, and midrange DXi revenue from Quantum’s top partners was up 50 percent over the prior quarter.
  In addition to generating record StorNext revenue for the quarter – with key customer wins in the Media and Entertainment, Oil and Gas, and Intelligence sectors – Quantum continued to enhance the software. In October, the company introduced a new archive conversion feature that simplifies migration of files to StorNext from legacy archive platforms, such as Oracle’s SAM-FS/QFS.
  Barclaycard US won a Storage Networking World (SNW) Fall 2010 “Best Practices” Award based on its implementation of a lights-out disaster recovery system utilizing Quantum DXi appliances. In addition, both the DXi6500 and StorNext 4.0 were recently named Storage magazine/SearchStorage.com 2010 Products of the Year finalists.
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Conference Call and Audio Webcast Notification
Quantum will hold a conference call today, Jan. 26, 2011, at 2:00 p.m. PST, to discuss its fiscal third quarter results. Press and industry analysts are invited to attend in listen-only mode. Dial-in number: (480) 629-9678 (U.S. & International). Quantum will provide a live audio webcast of the conference call beginning today, Jan. 26, 2011, at 2:00 p.m. PST. Site for the webcast and related information: http://www.quantum.com/investors.

About Quantum
Quantum Corp. (NYSE:QTM) is the leading global specialist in backup, recovery, and archive. From small businesses to multinational enterprises, more than 50,000 customers trust Quantum to solve their data protection, retention and management challenges. Quantum’s best-of-breed, open systems solutions provide significant storage efficiencies and cost savings while minimizing risk and protecting prior investments. They include three market-leading, highly scalable platforms: DXi®-Series disk-based deduplication and replication systems for fast backup and restore, Scalar® tape automation products for disaster recovery and long-term data retention, and StorNext® data management software for high-performance file sharing and archiving. Quantum Corp., 1650 Technology Drive, Suite 800, San Jose, CA 95110, (408) 944-4000, www.quantum.com.

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Quantum, the Quantum logo, DXi, Scalar and StorNext are registered trademarks of Quantum Corporation and its affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, without limitation, the statement “we are well-positioned to deliver revenue growth and increased profits as the storage market continues to evolve” and all of our statements under the “Outlook” section are forward-looking statements within the meaning of the Safe Harbor. All forward-looking statements in this press release are based on information available to Quantum on the date hereof. These statements involve known and unknown risks, uncertainties and other factors that may cause Quantum’s actual results to differ materially from those implied by the forward-looking statement. More detailed information about these risk factors, and additional risk factors, are set forth in Quantum’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors,” in Quantum’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 11, 2010 and in Quantum’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2010. Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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Use of Non-GAAP Financial Measures

Quantum believes that the non-GAAP financial measures disclosed above provide useful and supplemental information to investors regarding its quarterly financial performance. Quantum management uses these non-GAAP financial measures internally to understand, manage, and evaluate the company’s business results and make operating decisions. For instance, Quantum management often makes decisions regarding staffing, future management priorities and how the company will direct future operating expenses on the basis of non-GAAP financial measures. In addition, compensation of our employees is based in part on the performance of our business based on non-GAAP operating income.

The non-GAAP financial measures used in this press release exclude the impact of amortization of intangibles, share-based compensation expense, restructuring charges, senior debt amendment fees and gain (loss) on extinguishment of debt, net, for the following reasons:

Amortization of Intangible Assets
This includes acquired intangibles such as purchased technology and customer relationships in connection with prior acquisitions. These expenses are not factored into management’s evaluation of potential acquisitions or Quantum’s performance after completion of the acquisitions because they are not related to Quantum’s core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related charges from non-GAAP measures provides investors with a basis to compare Quantum against the performance of other companies without the variability caused by purchase accounting.

Share-Based Compensation Expense
Share-based compensation expense relates primarily to equity awards such as stock options and restricted stock units. Share-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Quantum’s control. As a result, management excludes this item from Quantum’s internal operating forecasts and models. Management believes that non-GAAP measures adjusted for share-based compensation provide investors with a basis to measure Quantum’s core performance against the performance of other companies without the variability created by share-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.

Restructuring Charges
Restructuring charges primarily relate to expenses associated with changes to Quantum’s operating structure. Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities. Although Quantum has engaged in various restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. Management believes that it is appropriate to exclude restructuring charges from Quantum’s non-GAAP financial measures, as it enhances the ability of investors to compare Quantum’s period-over-period operating results from continuing operations.

Senior Debt Amendment Fees
The senior debt amendment fees relate to a specific amendment fee and are not part of Quantum’s future core operations.

Gain (Loss) on Extinguishment of Debt, Net
The gain (loss) on extinguishment of debt, net relates to specific debt refinancing actions and is not part of Quantum’s future core operations.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. They are limited in value because they exclude charges that have a material impact on the company’s reported financial results and, therefore, should not be relied upon as the sole financial measures to evaluate the company. The non-GAAP financial measures are meant to supplement, and be viewed in conjunction with, GAAP financial measures. Investors are encouraged to review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

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QUANTUM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Revenue:
Product	$123,218	$124,580	$344,001	$348,131
Service	37,365	38,991	113,730	117,650
Royalty	15,643	18,139	49,442	51,195
Total revenue	176,226	181,710	507,173	516,976
Cost of revenue:
Product	77,456	82,509	221,158	227,672
Service	23,200	24,485	71,595	76,316
Total cost of revenue	100,656	106,994	292,753	303,988
Gross margin	75,570	74,716	214,420	212,988
Operating expenses:
Research and development	18,240	18,155	54,490	51,594
Sales and marketing	31,776	29,029	90,973	84,202
General and administrative	14,176	16,289	44,600	46,012
Restructuring charges (benefits)	—	(22)	11	4,784
	64,192	63,451	190,074	186,592
Income from operations	11,378	11,265	24,346	26,396
Interest income and other, net	(250)	526	24	1,795
Interest expense	(4,761)	(6,813)	(16,877)	(19,399)
Gain (loss) on debt extinguishment, net of costs	(1,186)	—	(1,186)	12,859
Income before income taxes	5,181	4,978	6,307	21,651
Income tax provision (benefit)	(683)	342	114	652
Net income	$5,864	$4,636	$6,193	$20,999
Net income per share:
Basic	$0.03	$0.02	$0.03	$0.10
Diluted	0.03	0.02	0.03	0.04
Income for purposes of computing net income per share:
Basic	$5,864	$4,636	$6,193	$20,999
Diluted	5,864	4,636	6,193	9,389
Weighted average common and common equivalent shares:
Basic	222,801	213,525	219,052	212,092
Diluted	235,099	220,710	228,154	223,143
Included in the above Statements of Operations:
Amortization of intangibles:
Cost of revenue	$2,574	$5,548	$12,087	$16,522
Research and development	—	100	200	300
Sales and marketing	3,332	3,393	10,088	10,181
General and administrative	25	25	75	75
	5,931	9,066	22,450	27,078
Share-based compensation:
Cost of revenue	459	333	1,363	952
Research and development	603	513	1,933	1,733
Sales and marketing	786	619	2,391	1,837
General and administrative	686	877	2,363	2,633
	2,534	2,342	8,050	7,155
Senior debt amendment fees	861	—	861	—

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QUANTUM CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2010	March 31, 2010*
Current assets:
Cash and cash equivalents	$91,198	$114,947
Restricted cash	1,667	1,896
Accounts receivable, net	118,747	103,397
Manufacturing inventories, net	54,086	54,080
Service parts inventories, net	46,591	53,217
Deferred income taxes	8,079	7,907
Other current assets	10,667	14,500
Total current assets	331,035	349,944
Long-term assets:
Property and equipment, net	24,994	24,528
Intangible assets, net	50,642	73,092
Goodwill	46,770	46,770
Other long-term assets	12,909	9,809
Total long-term assets	135,315	154,199
	$466,350	$504,143
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$58,708	$56,688
Accrued warranty	6,511	5,884
Deferred revenue, current	83,539	94,921
Current portion of long-term debt	1,477	1,884
Current portion of convertible subordinated debt	—	22,099
Accrued restructuring charges	944	3,795
Accrued compensation	30,259	31,237
Income taxes payable	1,408	2,594
Other accrued liabilities	22,527	23,555
Total current liabilities	205,373	242,657
Long-term liabilities:
Deferred revenue, long-term	32,793	30,724
Deferred income taxes	8,398	8,676
Long-term debt	143,227	305,899
Convertible subordinated debt	135,000	—
Other long-term liabilities	6,749	7,444
Total long-term liabilities	326,167	352,743
Stockholders’ deficit	(65,190)	(91,257)
	$466,350	$504,143
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*     Derived from the March 31, 2010 audited Consolidated Financial Statements.

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QUANTUM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	December 31, 2010	December 31, 2009
Cash flows from operating activities:
Net income	$6,193	$20,999
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,780	9,111
Amortization	23,728	28,987
Service parts lower of cost or market adjustment	10,957	8,092
(Gain) loss on debt extinguishment	1,186	(15,613)
Deferred income taxes	(417)	(387)
Share-based compensation	8,050	7,155
Changes in assets and liabilities:
Accounts receivable	(15,350)	(8,702)
Manufacturing inventories	(5,861)	8,387
Service parts inventories	1,524	3,270
Accounts payable	2,000	11,354
Accrued warranty	626	(4,724)
Deferred revenue	(9,312)	13,864
Accrued restructuring charges	(2,856)	(190)
Accrued compensation	(1,068)	1,312
Income taxes payable	(1,159)	(2,268)
Other assets and liabilities	1,900	954
Net cash provided by operating activities	28,921	81,601

Cash flows from investing activities:
Purchases of property and equipment	(9,348)	(5,728)
(Increase) decrease in restricted cash	222	(120)
Return of principal from other investments	95	166
Net cash used in investing activities	(9,031)	(5,682)

Cash flows from financing activities:
Borrowings of long-term debt, net	—	120,042
Repayments of long-term debt	(163,079)	(61,463)
Borrowings of convertible subordinated debt, net	130,022	—
Repayments of convertible subordinated debt	(22,099)	(122,288)
Payment of taxes due upon vesting of restricted stock	(2,165)	(960)
Proceeds from issuance of common stock	13,635	1,761
Net cash used in financing activities	(43,686)	(62,908)

Effect of exchange rate changes on cash and cash equivalents	47	248

Net increase (decrease) in cash and cash equivalents	(23,749)	13,259
Cash and cash equivalents at beginning of period	114,947	85,532
Cash and cash equivalents at end of period	$91,198	$98,791

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QUANTUM CORPORATION
GAAP TO NON-GAAP RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31, 2010
	Gross Margin	Gross Margin Rate	Income From Operations	Operating Margin	Net Income	Per Share Net Income, Basic*	Per Share Net Income, Diluted*
GAAP	$75,570	42.9%	$11,378	6.5%	$5,864	$0.03	$0.03
Non-GAAP Reconciling Items:
Amortization of Intangibles	2,574		5,931		5,931
Share-based Compensation	459		2,534		2,534
Loss on Debt Extinguishment					1,186
Senior Debt Amendment Fees					861
Non-GAAP	$78,603	44.6%	$19,843	11.3%	$16,376	$0.08	$0.07

* Weighted average common and common equivalent shares:

	GAAP	Non-GAAP
Basic:	222,801	222,801
Diluted:	235,099	250,678

	Three Months Ended December 31, 2009
	Gross Margin	Gross Margin Rate	Income From Operations	Operating Margin	Net Income	Per Share Net Income, Basic*	Per Share Net Income, Diluted*
GAAP	$74,716	41.1%	$11,265	6.2%	$4,636	$0.02	$0.02
Non-GAAP Reconciling Items:
Amortization of Intangibles	5,548		9,066		9,066
Share-based Compensation	333		2,342		2,342
Restructuring Benefits			(22)		(22)
Non-GAAP	$80,597	44.4%	$22,651	12.5%	$16,022	$0.07	$0.07

* Weighted average common and common equivalent shares:

	GAAP	Non-GAAP
Basic:	213,525	213,525
Diluted:	220,710	220,710

The non-GAAP information set forth in this table is not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial information used by other companies.

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QUANTUM CORPORATION
FOURTH QUARTER FISCAL 2011 FORECAST
GAAP TO NON-GAAP RECONCILIATION
(In millions, except per share amounts)

	Dollar range
Forecast Revenue	$165.0	-	$175.0

	Dollar range
Forecast operating expense on a GAAP basis	$64.5	-	$66.5
Forecast amortization of intangibles		3.4
Forecast share-based compensation		2.1
Forecast operating expense on a non-GAAP basis	$59.0	-	$61.0

	Dollar range
Forecast diluted earnings per share on a GAAP basis	$0.01	-	$0.02
Forecast amortization of intangibles		0.02
Forecast share-based compensation		0.01
Forecast diluted earnings per share on a non-GAAP basis	$0.04	-	$0.05

Estimates based on current (January 26, 2011) projections.

The projected GAAP and non-GAAP financial information set forth in this table represent forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For risk factors that could impact these projections, see our Annual Report on Form 10-K as filed with the SEC on June 11, 2010. We disclaim any obligation to update information in any forward-looking statement.

The non-GAAP financial information set forth in this table is not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial information used by other companies.

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